Exhibit 99.1

United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com
United Rentals Announces Second Quarter 2018 Results and
Raises 2018 Guidance

STAMFORD, Conn. – July 18, 2018 – United Rentals, Inc. (NYSE: URI) today announced financial results for the second quarter 20181. Total revenue was $1.891 billion and rental revenue was $1.631 billion for the second quarter, compared with $1.597 billion and $1.367 billion, respectively, for the same period last year. On a GAAP basis, the company reported second quarter net income of $270 million, or $3.20 per diluted share, compared with $141 million, or $1.65 per diluted share, for the same period last year. The second quarter 2018 includes a net income benefit associated with the Tax Cuts and Jobs Act (the “Tax Act”) that was enacted in December 2017. The Tax Act reduced the U.S. federal corporate statutory tax rate from 35% to 21%, which contributed an estimated $0.58 to earnings per diluted share for the second quarter 20182.
Adjusted EPS3 for the quarter was $3.85 per diluted share, compared with $2.37 per diluted share for the same period last year. The reduction in the tax rate discussed above contributed an estimated $0.70 to adjusted EPS for the second quarter 20182. Adjusted EBITDA3 was $907 million and adjusted EBITDA margin3 was 48.0%, reflecting increases of $160 million and 120 basis points, respectively, from the same period last year.
Second Quarter 2018 Highlights

•
Rental revenue[4] increased 19.3% year-over-year. Within rental revenue, owned equipment rental revenue increased 19.3%, reflecting increases of 15.9% in the volume of equipment on rent and 2.8% in rental rates.

•	Pro forma[1] rental revenue increased 11.4% year-over-year, reflecting growth of 7.1% in the volume of equipment on rent and a 2.8% increase in rental rates.

•	Time utilization decreased 20 basis points year-over-year to 69.2%, primarily reflecting the impact of the Neff acquisition. On a pro forma basis, time utilization was flat year-over-year.

•
The company’s Trench, Power and Pump specialty segment's rental revenue increased by 33.5% year-over-year, including a 21.9% increase on a same store basis. The segment’s rental gross margin decreased by 110 basis points to 48.5%.

_______________

1.
The company completed the acquisitions of NES Rentals Holdings II, Inc. (“NES”) and Neff Corporation ("Neff") in April 2017 and October 2017, respectively. NES and Neff are included in the company's results subsequent to the acquisition dates. Pro forma results reflect the combination of United Rentals, NES and Neff for all periods presented.

2.	The estimated contribution of the Tax Act was calculated by applying the percentage point tax rate reduction to U.S. pretax income and the pretax adjustments reflected in adjusted EPS.

3.
Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures that exclude the impact of the items noted in the tables below. See the tables below for amounts and reconciliations to the most comparable GAAP measures. Adjusted EBITDA margin represents adjusted EBITDA divided by total revenue.

4.	Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.

•
The company generated $157 million of proceeds from used equipment sales at a GAAP gross margin of 41.4% and an adjusted gross margin of 51.6%, compared with $133 million at a GAAP gross margin of 39.1% and an adjusted gross margin of 52.6% for the same period last year. The year-over-year increase in used equipment sales primarily reflects increased volume, driven by a significantly larger fleet size, in a strong used equipment market.[5]

BakerCorp Acquisition
On July 2, 2018, the company announced that it has entered into a definitive agreement to acquire BakerCorp International Holdings, Inc. (“BakerCorp”) for approximately $715 million in cash. BakerCorp is a leading provider of rental solutions for fluid storage, transfer and treatment, with approximately $295 million in annual revenue and 950 employees. BakerCorp’s operations are primarily concentrated in the United States and Canada, where it has 46 locations, with another 11 locations in France, Germany, the United Kingdom and the Netherlands. The transaction is expected to close early in the third quarter and contribute approximately $140 million of revenue and $40 million of adjusted EBITDA to full-year 2018 results, while adding approximately $50 million to the 2018 capital spending plan.
CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, "We were very pleased with the momentum of our business in the second quarter, as strong gains in volume and rates helped drive better than 11% growth in pro forma rental revenue. Importantly, demand remained robust across our construction and industrial verticals in both the U.S. and Canada. The Neff integration is largely complete, and we look forward to getting the process started with Baker this quarter."
Kneeland continued, "Everything we see internally and externally points to a durable cycle and continued industry discipline in managing fleet growth. Given this backdrop, we’ve raised our 2018 guidance for total revenue, adjusted EBITDA and capex. We remain focused on executing a balanced strategy of growth and returns to maximize long-term value."
Six Months 2018 Highlights

•
Rental revenue increased 22.0% year-over-year. Within rental revenue, owned equipment rental revenue increased 22.1%, reflecting increases of 20.6% in the volume of equipment on rent and 2.4% in rental rates.

•	Pro forma rental revenue increased 10.7% year-over-year, reflecting growth of 7.0% in the volume of equipment on rent and a 2.8% increase in rental rates.

•
Time utilization decreased 60 basis points year-over-year to 67.2%, primarily reflecting the impact of the NES and Neff acquisitions. On a pro forma basis, time utilization decreased 10 basis points year-over-year.

•
The company’s Trench, Power and Pump specialty segment's rental revenue increased by 34.9% year-over-year, including a 23.7% increase on a same store basis. The segment’s rental gross margin increased by 20 basis points to 47.4%.

•
The company generated $338 million of proceeds from used equipment sales at a GAAP gross margin of 41.1% and an adjusted gross margin of 53.0%, compared with $239 million at a GAAP gross margin of 41.0% and an adjusted gross margin of 51.9% for the same period last year. The year-over-year increase in used equipment sales primarily reflects increased volume, driven by a significantly larger fleet size, in a strong used equipment market.[5]

_______________

5.
Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC, NES and Neff fleet that was sold. In 2018, we adopted Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers”. Used equipment sales in the second quarter of 2017 would have been reduced by $12 under Topic 606 because such sales would have been recognized prior to the second quarter. Under Topic 606, we would have recognized an additional $12 of sales of rental equipment during the first six months of 2017. While the adoption of Topic 606 impacted the timing of revenue recognition, it has no impact on annual revenue.

2018 Outlook
The following revised full-year guidance does not include the impact of the pending acquisition of BakerCorp. For additional detail on BakerCorp, please see the section above, as well as the investor presentations that are currently accessible on www.unitedrentals.com.

	Prior Outlook	Current Outlook
Total revenue	$7.3 billion to $7.6 billion	$7.5 billion to $7.7 billion
Adjusted EBITDA[6]	$3.6 billion to $3.75 billion	$3.675 billion to $3.775 billion
Net rental capital expenditures after gross purchases	$1.2 billion to $1.35 billion, after gross purchases of $1.8 billion to $1.95 billion	$1.25 billion to $1.35 billion, after gross purchases of $1.9 billion to $2.0 billion
Net cash provided by operating activities	$2.625 billion to $2.825 billion	$2.675 billion to $2.825 billion
Free cash flow[7] (excluding the impact of merger and restructuring related payments)	$1.3 billion to $1.4 billion	$1.3 billion to $1.4 billion
Free Cash Flow and Fleet Size
For the first six months of 2018, net cash provided by operating activities was $1.649 billion, and free cash flow was $703 million after total rental and non-rental gross capital expenditures of $1.306 billion. For the first six months of 2017, net cash provided by operating activities was $1.329 billion, and free cash flow was $614 million after total rental and non-rental gross capital expenditures of $968 million. Free cash flow for the first six months of 2018 and 2017 included aggregate merger and restructuring related payments of $16 million and $31 million, respectively.
The size of the rental fleet was $11.98 billion of OEC at June 30, 2018, compared with $11.51 billion at December 31, 2017. The age of the rental fleet was 46.0 months on an OEC-weighted basis at June 30, 2018, compared with 47.0 months at December 31, 2017.
Return on Invested Capital (ROIC)
ROIC was 10.0% for the 12 months ended June 30, 2018, compared with 8.4% for the 12 months ended June 30, 2017. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rates of 21% and 35% for 2018 and 2017, respectively, were used to calculate after-tax operating income.
The company expects ROIC to materially increase due to the reduced tax rates following the enactment of the Tax Act, but, because the trailing 12 months are used for the ROIC calculation, the full impact will not be reflected until one year after the lower tax rate became effective. If the 21% U.S. federal corporate statutory tax rate following the enactment of the Tax Act was applied to ROIC for all historic periods, the company estimates that ROIC would have been 10.9% and 10.0% for the 12 months ended June 30, 2018 and 2017, respectively.
Share Repurchase Program
The company completed its $1 billion program to repurchase shares of its common stock in the second quarter 2018. Following its completion, in July 2018, the company commenced a new $1.25 billion share repurchase program, which the company intends to complete by the end of 2019.
_______________

6.	Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.

7.	Free cash flow is a non-GAAP measure. See the table below for amounts and a reconciliation to the most comparable GAAP measure.

Conference Call
United Rentals will hold a conference call tomorrow, Thursday, July 19, 2018, at 11:00 a.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3618). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 2978447.
Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, the loss on repurchase/redemption of debt securities and amendment of ABL facility, and merger related intangible asset amortization. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.

About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,008 rental locations in 49 states and every Canadian province. The company’s approximately 15,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,400 classes of equipment for rent with a total original cost of $11.98 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, including NES, Neff and BakerCorp, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in North American construction and industrial activities, which could reduce our revenues and profitability; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) an overcapacity of fleet in the equipment rental industry; (9) a decrease in levels of infrastructure spending, including lower than expected government funding for construction projects; (10) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (11) our rates and time utilization being less than anticipated; (12) our inability to manage credit risk adequately or to collect on contracts with customers; (13) our inability to access the capital that our business or growth plans may require; (14) the incurrence of impairment charges; (15) trends in oil and natural gas could adversely affect demand for our services and products; (16) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (17) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (18) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (19) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (20) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) management turnover and inability to attract and retain key personnel; (22) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (23) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (24) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (25) competition from existing and new competitors; (26) security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; (27) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk; (28) labor difficulties and labor-based legislation affecting our labor relations and operations generally; (29) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; and (30) the effect of changes in tax law, such as the effect of the Tax Cuts and Jobs Act that was enacted on December 22, 2017. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2017, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Equipment rentals	$1,631	$1,367	$3,090	$2,533
Sales of rental equipment	157	133	338	239
Sales of new equipment	44	47	86	86
Contractor supplies sales	24	21	42	39
Service and other revenues	35	29	69	56
Total revenues	1,891	1,597	3,625	2,953
Cost of revenues:
Cost of equipment rentals, excluding depreciation	620	525	1,212	999
Depreciation of rental equipment	323	266	645	514
Cost of rental equipment sales	92	81	199	141
Cost of new equipment sales	38	40	75	74
Cost of contractor supplies sales	16	15	28	28
Cost of service and other revenues	20	15	38	28
Total cost of revenues	1,109	942	2,197	1,784
Gross profit	782	655	1,428	1,169
Selling, general and administrative expenses	239	218	471	411
Merger related costs	2	14	3	16
Restructuring charge	4	19	6	19
Non-rental depreciation and amortization	67	64	138	126
Operating income	470	340	810	597
Interest expense, net	112	113	221	207
Other income, net	(1)	(2)	(2)	—
Income before provision for income taxes	359	229	591	390
Provision for income taxes (1)	89	88	138	140
Net income (1)	$270	$141	$453	$250
Diluted earnings per share (1)	$3.20	$1.65	$5.34	$2.92

(1)
The three and six months ended June 30, 2018 reflect a reduction in the U.S. federal corporate statutory tax rate from 35% to 21% following the enactment of the Tax Cuts and Jobs Act in December 2017, which contributed an estimated $0.58 and $0.95 to diluted earnings per share for the three and six months ended June 30, 2018, respectively.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	June 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$117	$352
Accounts receivable, net	1,203	1,233
Inventory	94	75
Prepaid expenses and other assets	92	112
Total current assets	1,506	1,772
Rental equipment, net	8,213	7,824
Property and equipment, net	480	467
Goodwill	4,096	4,082
Other intangible assets, net	798	875
Other long-term assets	15	10
Total assets	$15,108	$15,030
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$900	$723
Accounts payable	859	409
Accrued expenses and other liabilities	470	536
Total current liabilities	2,229	1,668
Long-term debt	8,086	8,717
Deferred taxes	1,509	1,419
Other long-term liabilities	120	120
Total liabilities	11,944	11,924
Common stock	1	1
Additional paid-in capital	2,351	2,356
Retained earnings	3,458	3,005
Treasury stock	(2,450)	(2,105)
Accumulated other comprehensive loss	(196)	(151)
Total stockholders’ equity	3,164	3,106
Total liabilities and stockholders’ equity	$15,108	$15,030

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Cash Flows From Operating Activities:
Net income	$270	$141	$453	$250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	390	330	783	640
Amortization of deferred financing costs and original issue discounts	3	2	6	4
Gain on sales of rental equipment	(65)	(52)	(139)	(98)
Gain on sales of non-rental equipment	(2)	(2)	(3)	(3)
Gain on insurance proceeds from damaged equipment	(12)	(7)	(14)	(8)
Stock compensation expense, net	24	24	43	40
Merger related costs	2	14	3	16
Restructuring charge	4	19	6	19
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	12	—	12
Increase in deferred taxes	56	30	93	40
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(51)	(81)	29	(16)
(Increase) decrease in inventory	(10)	1	(19)	(5)
(Increase) decrease in prepaid expenses and other assets	(17)	(16)	25	(7)
Increase in accounts payable	348	290	451	429
Increase (decrease) in accrued expenses and other liabilities	67	2	(68)	16
Net cash provided by operating activities	1,007	707	1,649	1,329
Cash Flows From Investing Activities:
Purchases of rental equipment	(946)	(694)	(1,226)	(913)
Purchases of non-rental equipment	(47)	(33)	(80)	(55)
Proceeds from sales of rental equipment	157	133	338	239
Proceeds from sales of non-rental equipment	4	4	8	6
Insurance proceeds from damaged equipment	12	7	14	8
Purchases of other companies, net of cash acquired	(6)	(965)	(58)	(965)
Purchases of investments	(1)	(3)	(1)	(4)
Net cash used in investing activities	(827)	(1,551)	(1,005)	(1,684)
Cash Flows From Financing Activities:
Proceeds from debt	2,074	2,441	4,330	3,943
Payments of debt	(2,243)	(1,604)	(4,806)	(3,543)
Payments of financing costs	(1)	—	(1)	(7)
Proceeds from the exercise of common stock options	1	—	2	1
Common stock repurchased (1)	(169)	(1)	(395)	(24)
Net cash (used in) provided by financing activities	(338)	836	(870)	370
Effect of foreign exchange rates	(3)	9	(9)	11
Net (decrease) increase in cash and cash equivalents	(161)	1	(235)	26
Cash and cash equivalents at beginning of period	278	337	352	312
Cash and cash equivalents at end of period	$117	$338	$117	$338
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$29	$58	$39	$59
Cash paid for interest	60	87	213	177

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (continued)

(1)
As discussed above, we have an open $1.25 billion share repurchase program that we intend to complete by the end of 2019. This program commenced in July 2018 following the completion of our $1 billion share repurchase program. The common stock repurchases include i) shares repurchased pursuant to the $1 billion share repurchase program and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2018	2017	Change	2018	2017	Change
General Rentals
Reportable segment equipment rentals revenue	$1,332	$1,143	16.5%	$2,533	$2,120	19.5%
Reportable segment equipment rentals gross profit	543	465	16.8%	969	825	17.5%
Reportable segment equipment rentals gross margin	40.8%	40.7%	10 bps	38.3%	38.9%	(60) bps
Trench, Power and Pump
Reportable segment equipment rentals revenue	$299	$224	33.5%	$557	$413	34.9%
Reportable segment equipment rentals gross profit	145	111	30.6%	264	195	35.4%
Reportable segment equipment rentals gross margin	48.5%	49.6%	(110) bps	47.4%	47.2%	20 bps
Total United Rentals
Total equipment rentals revenue	$1,631	$1,367	19.3%	$3,090	$2,533	22.0%
Total equipment rentals gross profit	688	576	19.4%	1,233	1,020	20.9%
Total equipment rentals gross margin	42.2%	42.1%	10 bps	39.9%	40.3%	(40) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Numerator:
Net income available to common stockholders (1)	$270	$141	$453	$250
Denominator:
Denominator for basic earnings per share—weighted-average common shares	83.5	84.6	83.9	84.5
Effect of dilutive securities:
Employee stock options	0.4	0.4	0.4	0.4
Restricted stock units	0.3	0.4	0.4	0.5
Denominator for diluted earnings per share—adjusted weighted-average common shares	84.2	85.4	84.7	85.4
Diluted earnings per share (1)	$3.20	$1.65	$5.34	$2.92

(1)
The three and six months ended June 30, 2018 reflect a reduction in the U.S. federal corporate statutory tax rate from 35% to 21% following the enactment of the Tax Cuts and Jobs Act in December 2017, which contributed an estimated $0.58 and $0.95 to diluted earnings per share for the three and six months ended June 30, 2018, respectively.

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Earnings per share - GAAP, as reported (1)	$3.20	$1.65	$5.34	$2.92
After-tax impact of:
Merger related costs (2)	0.02	0.09	0.03	0.11
Merger related intangible asset amortization (3)	0.37	0.30	0.76	0.57
Impact on depreciation related to acquired fleet and property and equipment (4)	0.08	(0.03)	0.17	(0.02)
Impact of the fair value mark-up of acquired fleet (5)	0.15	0.13	0.36	0.19
Restructuring charge (6)	0.03	0.14	0.05	0.14
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	0.09	—	0.09
Earnings per share - adjusted (1)	$3.85	$2.37	$6.71	$4.00
Tax rate applied to above adjustments (1)	25.3%	38.5%	25.3%	38.5%

(1)
The three and six months ended June 30, 2018 reflect a reduction in the U.S. federal corporate statutory tax rate from 35% to 21% following the enactment of the Tax Cuts and Jobs Act in December 2017, which contributed an estimated $0.58 and $0.95, respectively, to earnings per share-GAAP, and $0.70 and $1.20, respectively, to earnings per share-adjusted, for the three and six months ended June 30, 2018. The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.

(2)
Reflects transaction costs associated with the NES, Neff and BakerCorp acquisitions discussed above. As discussed above, the BakerCorp acquisition is expected to close early in the third quarter of 2018. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million and BakerCorp had annual revenues of approximately $295 million.

(3)	Reflects the amortization of the intangible assets acquired in the RSC, National Pump, NES and Neff acquisitions.

(4)
Reflects the impact of extending the useful lives of equipment acquired in the RSC, NES and Neff acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(5)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES and Neff acquisitions and subsequently sold.

(6)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $290 million under our restructuring programs.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The EBITDA and adjusted EBITDA margins represent EBITDA or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income	$270	$141	$453	$250
Provision for income taxes	89	88	138	140
Interest expense, net	112	113	221	207
Depreciation of rental equipment	323	266	645	514
Non-rental depreciation and amortization	67	64	138	126
EBITDA (A)	$861	$672	$1,595	$1,237
Merger related costs (1)	2	14	3	16
Restructuring charge (2)	4	19	6	19
Stock compensation expense, net (3)	24	24	43	40
Impact of the fair value mark-up of acquired fleet (4)	16	18	40	26
Adjusted EBITDA (B)	$907	$747	$1,687	$1,338

A) Our EBITDA margin was 45.5% and 42.1% for the three months ended June 30, 2018 and 2017, respectively, and 44.0% and 41.9% for the six months ended June 30, 2018 and 2017, respectively.
B) Our adjusted EBITDA margin was 48.0% and 46.8% for the three months ended June 30, 2018 and 2017, respectively, and 46.5% and 45.3% for the six months ended June 30, 2018 and 2017, respectively.

(1)
Reflects transaction costs associated with the NES, Neff and BakerCorp acquisitions discussed above. As discussed above, the BakerCorp acquisition is expected to close early in the third quarter of 2018. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million and BakerCorp had annual revenues of approximately $295 million.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $290 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES and Neff acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$1,007	$707	$1,649	$1,329
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(2)	(6)	(4)
Gain on sales of rental equipment	65	52	139	98
Gain on sales of non-rental equipment	2	2	3	3
Gain on insurance proceeds from damaged equipment	12	7	14	8
Merger related costs (1)	(2)	(14)	(3)	(16)
Restructuring charge (2)	(4)	(19)	(6)	(19)
Stock compensation expense, net (3)	(24)	(24)	(43)	(40)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	(12)	—	(12)
Changes in assets and liabilities	(281)	(170)	(404)	(346)
Cash paid for interest	60	87	213	177
Cash paid for income taxes, net	29	58	39	59
EBITDA	$861	$672	$1,595	$1,237
Add back:
Merger related costs (1)	2	14	3	16
Restructuring charge (2)	4	19	6	19
Stock compensation expense, net (3)	24	24	43	40
Impact of the fair value mark-up of acquired fleet (4)	16	18	40	26
Adjusted EBITDA	$907	$747	$1,687	$1,338

(1)
Reflects transaction costs associated with the NES, Neff and BakerCorp acquisitions discussed above. As discussed above, the BakerCorp acquisition is expected to close early in the third quarter of 2018. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million and BakerCorp had annual revenues of approximately $295 million.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $290 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES and Neff acquisitions and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$1,007	$707	$1,649	$1,329
Purchases of rental equipment	(946)	(694)	(1,226)	(913)
Purchases of non-rental equipment	(47)	(33)	(80)	(55)
Proceeds from sales of rental equipment	157	133	338	239
Proceeds from sales of non-rental equipment	4	4	8	6
Insurance proceeds from damaged equipment	12	7	14	8
Free cash flow (1)	$187	$124	$703	$614

(1)
Free cash flow included aggregate merger and restructuring related payments of $6 million and $29 million for the three months ended June 30, 2018 and 2017, respectively, and $16 million and $31 million for the six months ended June 30, 2018 and 2017, respectively.

The table below provides a reconciliation between 2018 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$2,675- $2,825
Purchases of rental equipment	$(1,900)-$(2,000)
Proceeds from sales of rental equipment	$600-$700
Purchases of non-rental equipment, net of proceeds from sales and insurance proceeds from damaged equipment	$(75)-$(125)
Free cash flow (excluding the impact of merger and restructuring related payments)	$1,300- $1,400